NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

The Buckle, Inc.
Karen B. Rhoads
Chief Financial Officer
The Buckle, Inc.
308.236.8491

ALLIANCE DATA SIGNS LONG-TERM CONTRACT RENEWAL WITH LEADING SPECIALTY RETAILER THE BUCKLE

Continues Private Label Credit Card Services to Drive Multi-Channel Sales,
Enhance Customer Loyalty

DALLAS, Texas – Nov. 13, 2008 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a multi-year contract renewal with The Buckle, Inc. (NYSE: BKE) to continue providing private label credit card services. Headquartered in Kearney, Neb., The Buckle, Inc. is a leading multi-channel retailer offering a unique mix of high-quality on-trend apparel, footwear and accessories for fashion-conscious young men and women. Buckle currently operates more than 380 retail stores in 39 states, as well as its website www.buckle.com. A client of Alliance Data’s since 1995, The Buckle’s fiscal 2007 net sales were nearly $620 million, and year-to-date net sales have increased by approximately 32 percent through September 2008.

Under terms of the renewal agreement, Alliance Data will continue providing private label credit card services including account acquisition and activation; receivables funding; card authorization; private label credit card issuance; statement generation; remittance processing; customer service functions; and marketing services to Buckle.

The private label card solution also includes support of Buckle’s points-based rewards program, called B-Rewards, where cardholders earn one point for every dollar spent, and receive dollars-off certificates redeemable at Buckle.

“Our long-standing relationship with Alliance Data has developed into a true partnership.  We rely on Alliance Data’s industry knowledge and marketing tools to help us attract cardholders and keep them as ongoing guests,” said Dennis Nelson, president and chief executive officer, Buckle. “Through our partnership, we are able to offer valuable benefits to our most loyal shoppers.  We look forward to a continued relationship with Alliance Data as we continue to build upon past successes.”

“We’re proud of the relationship we’ve forged over the years with The Buckle; they have an exciting brand that truly resonates with their target customer,” said Ivan Szeftel, president of Retail Services for Alliance Data. “Together we’ve built a private label credit program that amplifies and extends the Buckle brand experience – from marketing to customer care – providing their customers with even more value. We’ll retain this customer focus as we extend our private label partnership, helping to drive Buckle sales and increasing customer loyalty.”

About The Buckle

Offering a unique mix of high–quality, on–trend apparel, accessories, and footwear, Buckle caters to fashion–conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 382 retail stores in 39 states.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data. The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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